EXHIBIT 8.1

LAW OFFICES

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

12TH FLOOR

734 15TH STREET, N.W.

WASHINGTON, D.C. 20005

TIMOTHY B. MATZ	TELEPHONE: (202) 347-0300	PATRICIA J. WOHL
STEPHEN M. EGE	FACSIMILE: (202) 347-2172	DAVID MAX SELTZER*
RAYMOND A. TIERNAN		ERIC M. MARION
GERARD L. HAWKINS	WWW.EMTH.COM	_____________________
JOHN P. SOUKENIK*
GERALD F. HEUPEL, JR.		SENIOR COUNSEL
JEFFREY A. KOEPPEL
PHILIP ROSS BEVAN		W. MICHAEL HERRICK
HUGH T. WILKINSON
KEVIN M. HOULIHAN
KENNETH B. TABACH		OF COUNSEL

*NOT ADMITTED IN D.C.		JACK I. ELIAS (1918-2003) SHERYL JONES ALU

December 9, 2003

Board of Directors

NewAlliance Bancshares, Inc.

The New Haven Savings Bank

195 Church Street

New Haven, Connecticut 06510

Ladies and Gentlemen:

You have requested our opinion regarding the material federal income tax consequences of the following transactions:

(1) the conversion of The New Haven Savings Bank from a Connecticut-chartered mutual savings bank to a Connecticut-chartered stock savings bank (the “Bank”, in its mutual or stock form, as the sense of the context requires), together with the formation of a stock holding company for the Bank to be known as “NewAlliance Bancshares, Inc.”, a newly-organized Delaware business corporation (the “Company”) (with such transactions referred to herein as the “Conversion”);

(2) immediately following the Conversion, the merger of Connecticut Bancshares, Inc. (“Connecticut Bancshares”) with and into an interim corporation, a Delaware corporation to be formed as a subsidiary of the Company (“Interim”), with Connecticut Bancshares being the surviving entity (the “Connecticut Bancshares Merger”);

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(3) immediately following the Connecticut Bancshares Merger, The Savings Bank of Manchester, a wholly owned subsidiary of Connecticut Bancshares (“SBM”), will merge with and into the Bank, with the Bank being the surviving entity (the “SBM Bank Merger”);

(4) simultaneously with or as soon as practicable after the Connecticut Bancshares Merger, Connecticut Bancshares will be merged into and liquidated into the Company in accordance with a Plan of Liquidation (the “Liquidation”);

(5) immediately following the Conversion, Alliance Bancorp of New England, Inc., a Delaware corporation (“Alliance”), will merge with and into the Company, with the Company being the surviving entity (the “Alliance Merger”); and

(6) immediately following the Alliance Merger, Tolland Bank, a wholly owned subsidiary of Alliance (“Tolland”), will merge with and into the Bank, with the Bank being the surviving entity (the “Tolland Bank Merger”).

The Alliance Merger and the Tolland Bank Merger are sometimes collectively referred to herein as the “Mergers.”

For the reasons set forth below and based on your representations in a letter dated November 24, 2003 (the “Bank Representation Letter”), and the representations of Alliance set forth in a letter dated November 24, 2003 (the “Alliance Representation Letter” and collectively, with the Bank Representation Letter, the “Representation Letters”), it is our opinion that (a) the proposed Conversion will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) the Alliance Merger, the Tolland Bank Merger and the SBM Bank Merger will each qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and (c) the Connecticut Bancshares Merger will be a qualified stock purchase under Section 338 of the Code. Our opinion also addresses certain other federal income tax consequences which follow from these conclusions.

This opinion letter, including the opinions contained herein, is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the American Bar Association Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and herein, and this opinion letter should be read in conjunction with the Accord. Our opinions herein are limited to the Code and the regulations promulgated thereunder (the “Subject Laws”). We express no opinion in this letter as to other federal laws and regulations or as to laws and regulations of other jurisdictions or as to factual or legal matters other than as set forth herein.

We have reviewed the Company’s Registration Statement on Form S-1 relating to the proposed issuance of up to 105,493,750 shares of common stock, par value $.01 per share (the

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December 9, 2003

“Common Stock”), including shares to be contributed to the NewAlliance Bancshares Charitable Foundation, subject to adjustment by the Company in connection with the Conversion, the Company’s Registration Statement on Form S-4 relating to the proposed issuance of up to 7,736,905 shares of Common Stock in connection with the Alliance Merger, the Prospectuses contained in the Company’s two Registration Statements, the Certificate of Incorporation and Bylaws of the Company, the existing mutual and proposed amended and restated Connecticut stock Certificate of Incorporation of the Bank, the Plan of Conversion (the “Plan of Conversion”) of the Bank, the Agreement and Plan of Merger dated July 15, 2003 (the “Connecticut Bancshares Merger Agreement”) by and among the Bank, Connecticut Bancshares and SBM, the Agreement and Plan of Merger dated July 15, 2003 (the “Alliance Merger Agreement”) by and among the Bank, Alliance and Tolland, and such other corporate records and documents as we have deemed relevant for the purposes of this opinion. In our examination of documents, we have assumed the authenticity of those documents submitted to us as certified, conformed or reproduced copies. As to matters of fact which are material to this opinion, we have relied upon the accuracy of the factual matters set forth in the Company’s Registration Statements on Forms S-1 and S-4, the Bank’s Plan of Conversion and the Representation Letters. Capitalized terms used herein but not otherwise defined herein shall have the meaning set forth in the Plan of Conversion.

We have assumed that all parties to the Plan of Conversion and the merger agreements referenced herein and to any other documents examined by us have acted, and will act, in accordance with the terms of such documents and that each of the transactions described herein will be consummated pursuant to the terms and conditions set forth in the governing document without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the merger agreements referenced herein as well as those representations contained in the Representation Letters, are, and at the effective time of the transactions will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein “to the knowledge” (or similar qualification) of any person or party is correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have not attempted to verify independently any of such representations.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein, but is not binding upon either the Internal Revenue Service (“IRS”) or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

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This opinion addresses only the specific United States federal income tax consequences of the transactions described herein, and does not address any other federal, state, local or foreign income, estate, gift, transfer, sales, use, excise or other tax consequences that may result from the transactions described herein. We express no opinion regarding the tax consequences of the Connecticut Bancshares Merger or the Alliance Merger to stockholders that are subject to special tax rules, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons.

FACTS

The Bank is a Connecticut-chartered mutual savings bank which conducts business from its main office located in New Haven, Connecticut. At September 30, 2003, the Bank had total assets of $2.5 billion, deposits of $1.8 billion and retained earnings of $403.8 million. The Bank is subject to the jurisdiction of the Federal Deposit Insurance Corporation and the Commissioner of the Connecticut Department of Banking (the “Commissioner”). The Bank is also subject to certain reserve requirements established by the Board of Governors of the Federal Reserve Board and is a member of the Federal Home Loan Bank of Boston (“FHLB”), which is one of the 12 regional banks comprising the FHLB System.

As a mutual savings bank, the Bank has no capital stock. Each depositor has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based on the balance in his or her deposit account. This ownership interest is tied directly to the depositor’s deposit account, and the depositors ordinarily would be unable to realize the value of their ownership, except in the unlikely event that the Bank were to be liquidated. In such event, the depositors would share pro rata in any residual net worth after other claims, including those of depositors for the amount of their deposits, are paid.

The Company is a recently-formed Delaware corporation which will acquire all of the to-be-outstanding capital stock of the Bank upon consummation of the Conversion and, thereby, become a holding company. The Company will purchase all of the to-be-issued capital stock of the Bank with a portion of the net proceeds from the Conversion.

On July 15, 2003, the Board of Directors of the Bank unanimously adopted the Plan of Conversion. The Conversion will enable the Bank to issue and sell shares of its capital stock to the Company and enhance both the equity capital base of the Bank and the Bank’s capability to meet the borrowing and other financial needs of the communities it serves. One of the primary purposes of the Conversion is to enable the Bank, through the Company, to acquire by merger Connecticut Bancshares and its wholly-owned subsidiary SBM, and also to acquire by merger Alliance and its wholly-owned subsidiary Tolland.

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The use of the holding company format will provide greater organizational flexibility and the ability for possible diversification. Pursuant to the Plan of Conversion, nontransferable rights to subscribe for shares of Common Stock have been granted, in order of priority, to (i) depositors of the Bank with aggregate account balances of $50.00 or more as of the close of business on June 30, 2002 (“Eligible Account Holders”), (ii) the Company’s and the Bank’s tax-qualified benefit plans, including an employee stock ownership plan (“ESOP”) and a 401(k) plan (collectively the “Tax-Qualified Plans”), (iii) depositors of the Bank with aggregate account balances of $50.00 or more on the last day of the calendar quarter preceding the Commissioner’s approval of the Bank’s Application for Conversion (“Supplemental Eligible Account Holders”), (iv) directors, officers and employees of the Bank, subject to the limitations described therein, and (v) Corporators of the Bank, who are not Eligible Account Holders or Supplemental Eligible Account Holders, subject to the limitations described therein (“Corporators”) (the “Subscription Offering”). In the event that there are any shares which are not sold in the Subscription Offering, the Company anticipates that it will offer any such shares for sale in a direct community offering , giving preference to natural persons residing in the Connecticut counties of Hartford, Middlesex, New Haven, Tolland and Windham, then to natural persons who reside elsewhere in the State of Connecticut and then to the general public (the “Direct Community Offering”). If necessary, any Common Stock not subscribed for in the Subscription Offering or purchased in the Direct Community Offering will be offered, subject to certain limitations, on a best efforts basis by a selling group of broker-dealers managed by Ryan, Beck & Co., Inc. in a syndicated community offering (the “Syndicated Community Offering”). Any shares of Conversion Stock not sold in the Subscription Offering, the Community Offering or the Syndicated Community Offering may be sold to the to the general public in an underwritten public offering (the “Public Offering”).

We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Direct Community Offering, Syndicated Community Offering or Public Offering, with the price to be paid for the Common Stock being equal to the value determined by an independent appraiser. The recipients will not be entitled to receive cash or other property in lieu of such subscription rights. We also note that RP Financial, LC. has issued an opinion dated December 9, 2003 stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to eligible subscribers in lieu of non-transferable subscription rights or to eligible subscribers who fail to exercise such rights. As a result, at the time the subscription rights are granted, we believe that it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no ascertainable value.

The Company has filed the following Registration Statements to register its Common Stock under the Securities Act of 1933: (1) a Form S-1 to register the shares of Common Stock

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to be sold for cash pursuant to the Plan of Conversion to Eligible Account Holders, the Tax-Qualified Plans, Supplemental Eligible Account Holders, Corporators and others in the Subscription Offering and any Direct Community Offering, Syndicated Community Offering or Public Offering (collectively, the “Conversion Shares”) and (2) a Form S-4 to register the shares of Common Stock to be issued in the Alliance Merger (the “Exchange Shares”). The Registration Statements on Form S-1 and Form S-4 are collectively referred to herein as the “Registration Statements.”

The Conversion will be effected only upon completion of the sale of all of the Conversion Shares to be issued pursuant to the Plan of Conversion. The Company has no plan or intention to dispose of any shares of the capital stock of the Bank, to cause the Bank to be merged with any other corporation (other than as provided in the Connecticut Bancshares Merger Agreement and the Alliance Merger Agreement), or to liquidate the Bank. The Connecticut Bancshares Merger will not be completed unless the Conversion is completed. In the event the Alliance Merger is restructured to be an all cash transaction, our tax opinion will need to be updated and revised.

The Conversion will not affect the business of the Bank. Mortgage and other loans from the Bank will remain unchanged and retain their same characteristics after the Conversion. There is no plan or intention for the Bank to sell or otherwise dispose of any of its assets following the Conversion, except for dispositions in the ordinary course of business.

Each deposit account in the Bank at the time of the consummation of the Conversion shall become, without any action by the account holder, a deposit account in the converted Bank equivalent in withdrawable amount, and subject to the same terms and conditions (except as to liquidation rights), as the deposit account in the Bank immediately prior to the Conversion. In addition, at the time of the Conversion, the Bank shall establish a liquidation account in an amount equal to the Bank’s equity capital, less any subordinated debt approved as bona fide capital of the Bank, as of the latest practicable date prior to completion of the Conversion. The liquidation account will be maintained for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts in the Bank after the Conversion. Each such account holder will, with respect to each deposit account, have an inchoate interest in a portion of the liquidation account which is the account holder’s subaccount balance. An account holder’s subaccount balance in the liquidation account will be determined at the time of the Conversion and can never increase thereafter. It will, however, be decreased to reflect subsequent withdrawals that reduce, as of annual closing dates, the amount in each depositor’s account below the amount in the account as of the specified record date. In the event of a complete liquidation of the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled to receive a liquidation distribution in the amount of the balance of his or her subaccount in the liquidation account before any distribution may be made with respect to the capital stock of the Bank.

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Foundation

In connection with the Plan of Conversion, the Bank will form a new charitable foundation (the “New Foundation”). The New Foundation will be incorporated under Delaware law as a non-stock corporation, and will be funded with an initial contribution of $30,000,000 worth of authorized but unissued Company Common Stock, valued at the expected Conversion offering price of $10 per share. The Foundation will be dedicated to supporting charitable organizations within the communities served by the Bank. The Foundation will submit a request to the Internal Revenue Service to be recognized as an exempt organization under Section 501(c)(3) of the Code.

The Connecticut Bancshares Merger

The Connecticut Bancshares Merger. The Company will acquire Connecticut Bancshares through a series of interrelated transactions. The first transaction will be the merger of Interim, a newly formed and wholly-owned subsidiary of the Company, with and into Connecticut Bancshares. The Connecticut Bancshares Merger will be undertaken pursuant to the Connecticut Bancshares Merger Agreement. At the effective time of the Connecticut Bancshares Merger, each share of common stock, par value $.01 per share, of Connecticut Bancshares, issued and outstanding immediately prior to the effective time will be, by virtue of the Connecticut Bancshares Merger and without any action on the part of the holder thereof, cancelled and by operation of law converted into the right to receive $52.00 in cash from the Company, subject to increase if the Connecticut Bancshares Merger is not completed by March 31, 2004 (the “Per Share Merger Consideration”). In addition, each option to purchase common stock of Connecticut Bancshares remaining issued and outstanding as of the effective time of the Connecticut Bancshares Merger will be cancelled and be converted into the right to receive cash in an amount equal to the Per Share Merger Consideration less the exercise price of the option, multiplied by the number of shares subject to such option. We have assumed that the full amount of cash to be paid to the holders of Connecticut Bancshares Common Stock and to the holders of options to purchase such stock will be paid by the Company.

The SBM Bank Merger. The second transaction will be the merger of SBM with and into the Bank. At the effective time of the SBM Bank Merger, the shares of the Bank’s common stock outstanding immediately prior to the effective time of the SBM Bank Merger will remain outstanding without any change therein. Each share of SBM common stock issued and outstanding prior to the SBM Bank Merger will be, by virtue of the SBM Bank Merger and without any action on the part of the holder thereof, cancelled. Any shares of SBM common

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stock or any other class or series of stock of the SBM held in the treasury of SBM immediately prior to the effective time of the SBM Bank Merger will be retired and cancelled, and no shares of capital stock of SBM will be issuable or exchangeable with respect thereto.

The Liquidation. The third transaction, which is sometimes hereafter referred to as the “Liquidation” or the “Liquidation of Connecticut Bancshares,” will be in the form of a statutory merger of Connecticut Bancshares with and into the Company. The Liquidation will be undertaken pursuant to an Agreement and Plan of Liquidation and Dissolution (the “Plan of Liquidation”) to be entered into between Connecticut Bancshares and the Company. At the effective time of the Liquidation, the Company will combine the assets and liabilities of Connecticut Bancshares with its own and continue to carry on the business as a Delaware corporation.

Alliance Merger Agreement

The Alliance Merger. Under the Alliance Merger Agreement, Alliance will be merged with and into the Company, with the Company being the surviving corporation. Pursuant to the terms of the Alliance Merger Agreement, upon consummation of the merger of Alliance with and into the Company, each share of Alliance common stock, par value $.01 per share (the “Alliance Common Stock”), will be converted into the right to receive 2.5 shares of Common Stock (assuming the price per share of the Common Stock sold in the Conversion is $10.00 per share), subject to increase if the Alliance Merger is not completed by March 31, 2004, except as set forth below. Holders of Alliance Common Stock may instead elect to receive cash in the amount of $25.00 per share of Alliance Common Stock, subject to increase if the Alliance Merger is not completed by March 31, 2004; provided, however, that the number of shares of Alliance Common Stock for which cash is paid in the Alliance Merger cannot exceed 25% of the aggregate of (1) the total number of shares of Alliance Common Stock issued and outstanding and (2) the total number of shares of Alliance Common Stock subject to outstanding options immediately prior to the effective time of the Alliance Merger. Each option to purchase shares of Alliance Common Stock outstanding as of the effective time of the Alliance Merger will be converted into an option to purchase shares of Company Common Stock; provided, however, if the option holder makes an election in accordance with the Alliance Merger Agreement to receive cash in consideration of the cancellation of his or her option, the option holder shall receive cash in an amount equal to the per share merger consideration, as such amount may be adjusted, less the exercise price per share of shares of Alliance Common Stock subject to such option, multiplied by the number of shares covered by such option; provided, further, that the aggregate amount of cash to be paid to holders of Alliance Common Stock and options to purchase Alliance Common Stock cannot exceed the limit discussed above. We have assumed that the full amount of cash to be paid to the holders of Alliance Common Stock and to the holders of options to purchase such stock will be paid by the Company. The Alliance Merger is expected to occur immediately following the completion of the Conversion of the Bank.

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The Tolland Bank Merger. The second transaction will be the merger of Tolland with and into the Bank. At the effective time of the Tolland Bank Merger, the shares of the Bank’s common stock outstanding immediately prior to the effective time of the Tolland Bank Merger will remain outstanding without any change therein. Each share of Tolland common stock issued and outstanding prior to the Tolland Bank Merger will be, by virtue of the Tolland Bank Merger and without any action on the part of the holder thereof, cancelled. Any shares of Tolland common stock or any other class or series of stock of the Tolland held in the treasury of Tolland immediately prior to the effective time of the Tolland Bank Merger will be retired and cancelled, and no shares of capital stock of Tolland will be issuable or exchangeable with respect thereto.

LAW AND ANALYSIS

The Conversion

Section 368(a)(1)(F) of the Code provides that a mere change in the identity, form or place of organization of one corporation, however effected, is a reorganization (“Type F reorganization”). If a transaction qualifies as a Type F reorganization, it will generally be nontaxable to the corporation and its stockholders under related provisions of the Code.

In Rev. Rul. 80-105, 1980-1 C.B. 78, the Internal Revenue Service considered the federal income tax consequences of the conversion of a federal mutual savings and loan association into a state stock savings and loan association. The ruling concluded that the conversion qualified as a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F). The rationale for this conclusion is not clearly expressed in the ruling, but two factors are stressed. First, the changes at the corporate level other than the place of organization and form of organization were regarded as insubstantial. The converted association continued its business in the same manner and it had the same savings accounts and loans. The converted association continued its membership in the Federal Savings and Loan Insurance Corporation (replaced subsequently by the Savings Association Insurance Fund) and remained subject to the regulations of the Federal Home Loan Bank Board (which was replaced subsequently by the Office of Thrift Supervision). Second, the ruling states that the ownership rights of the depositors in the mutual company are “more nominal than real.” Although the ruling does not explain the significance of this statement, subsequent administrative interpretations have indicated that the Internal Revenue Service believes these nominal rights are preserved in the liquidation account that is typically established for the depositors’ benefit. This approach

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enables the Internal Revenue Service to distinguish the tax treatment of conversion transactions from the tax treatment of acquisitive transactions in which mutual companies acquire stock companies and remain mutual companies. See Paulsen v. Com’r, 469 U.S. 131 (1985); Rev. Rul. 69-6, 1969-1 C.B. 104.

The Internal Revenue Service has extended the holding of Rev. Rul. 80-105 to transactions similar to the one contemplated by the Bank and the Company, in which a conversion from mutual to stock form occurs simultaneously with the creation of a holding company. See e.g. private letter rulings numbered 9140014 and 9144031. While these rulings have no precedential value, they do indicate the current views of the Internal Revenue Service on the issues presented. Hanover Bank v. U.S., 369 U.S. 672, 686 (1962).

In our opinion and based on the Bank Representation Letter, the conversion of the Bank from a Connecticut-chartered mutual savings bank to a Connecticut-chartered stock savings bank, and the sale of its capital stock to the Company, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code because the transaction represents a mere change in the form of organization of a single corporation. There will be no change in the Bank’s business or operations, nor in its loans and deposits, all of which will become loans and deposits of the converted Bank. The only significant difference between the assets of the Bank before and after the Conversion will be the infusion of new capital. An infusion of capital occurs in all conversion transactions, however, and had no effect upon the Internal Revenue Service’s analysis in Rev. Rul. 80-105. The ownership rights of the depositors of the mutual Bank, which have nominal value, will be preserved through their interests in the liquidation account in the converted Bank. This account will be substantially the same as the liquidation account described in Rev. Rul. 80-105.

Because the Bank’s change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Code and neither the Bank nor the Company will recognize any gain or loss as a result of the conversion pursuant to Section 361 of the Code and Rev. Rul. 80-105, it is also our opinion that (1) no gain or loss will be recognized by the Company upon its receipt of money in exchange for the Conversion Shares issued pursuant to the Plan of Conversion; (2) no gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank’s capital stock by the Company; (3) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank in its mutual form; (4) the tax basis of the depositors’ deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion, except to the extent that such accounts are used to purchase Conversion Shares; (5) the tax basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interest in the liquidation account

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will be zero; (6) the tax basis to the stockholders of the Conversion Shares of the Company purchased in the Conversion will be the amount paid therefor; (7) the holding period for shares of Conversion Shares will begin on the date of the exercise of the subscription right and on the day after the date of purchase if purchased in the Direct Community Offering or Syndicated Community Offering; and (8) the establishment of the Foundation by the Bank and the subsequent contribution of shares of Common Stock to the Foundation by the Company will not affect any of the foregoing opinions.

It is further our opinion that it is more likely than not that the Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain upon the issuance to them of withdrawable savings accounts in the Bank following the Conversion, interests in the liquidation account and nontransferable subscription rights to purchase Company Common Stock in exchange for their savings accounts and proprietary interests in the Bank.

We note, however, that the issue of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. We further note that in PLR 9332029, the Internal Revenue Service was requested to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another conversion, and the Internal Revenue Service declined to express any opinion. If the nontransferable subscription rights to purchase Common Stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and the Company and/or the Bank may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

The Alliance Merger and the Tolland Bank Merger

Section 368(a) of the Code defines various types of transactions which are considered to be “reorganizations” that are generally tax-free to the corporations and stockholders involved. Section 368(a)(1)(A) of the Code defines the term “reorganization” to include a “statutory merger or consolidation” of corporations such as the Alliance Merger and the Tolland Bank Merger. Section 1.368-2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. The Alliance Merger Agreement provides that the Alliance Merger and the Tolland Bank Merger will be accomplished in accordance with applicable federal and state law.

Treasury Regulations and case law also require that certain other conditions must be satisfied in order to qualify a proposed transaction as a reorganization within the meaning of

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Section 368(a)(1)(A) of the Code. The “business purpose test” requires a reorganization to have a bona fide business purpose. Treas. Reg. Section 1.368-1(b). The Company and Alliance have certified to us that the proposed Alliance Merger and the Tolland Bank Merger have a valid business purpose, and as a result we believe that each of the Alliance Merger and the Tolland Bank Merger satisfies the business purpose test. The “continuity of business enterprise test” requires an acquiring corporation either to continue an acquired corporation’s historic business or use a significant portion of its historic assets in a business. Treas. Reg. Section 1.368-1(d). The continuity of business enterprise test will be satisfied because the business conducted by Alliance and Tolland prior to the Mergers will continue to be conducted by the Company and the Bank, respectively, following the transactions.

The “continuity of interest doctrine” requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represents a “substantial part” of the value of their former interest, and provides them with a “definite and substantial interest” in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation following the reorganization. Paulsen v. Comm’r., 469 U.S. 181 (1985); Helvering v. Minnesota Tea Co., 296 U. S. 378 (1935); John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Southwest Natural Gas Co. v. Comm’r., 189 F.2d 332 (5th Cir. 1951), cert. denied, 342 U.S. 860 (1951). The continuity of interest requirement will be satisfied because the Alliance stockholders will receive such number of shares of Company Common Stock as is necessary in order that the aggregate number of shares of Alliance Common Stock exchanged through the Alliance Merger for shares of Company Common Stock is at least 75% of the aggregate merger consideration, plus cash for each fractional share an Alliance stockholder would otherwise be entitled to receive.

Section 361 of the Code provides that no gain or loss shall be recognized to a corporation which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization such as the Alliance Merger Agreement. Section 1032 of the Code states that no gain or loss shall be recognized to a corporation on the receipt of property in exchange for common stock.

In our opinion and based on the Bank Representation Letter and the Alliance Representation Letter, the Alliance Merger and the Tolland Bank Merger will be treated as reorganizations within the meaning of Section 368 of the Code. Because the Alliance Merger and the Tolland Bank Merger will constitute reorganizations under Section 368(a)(1)(A) of the Code, it is also our opinion that for federal income tax purposes: (1) none of the Conversion, the Alliance Merger or the Tolland Bank Merger will adversely affect the Alliance Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code; (2) no gain or loss will be recognized by the Company, the Bank, Alliance or Tolland by reason of the Alliance Merger; (3) the exchange of Alliance Common Stock to the extent exchanged for Company

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Common Stock will not give rise to recognition of gain or loss for federal income tax purposes to the stockholders of Alliance; (4) the basis of the Company Common Stock to be received (including any fractional shares deemed received for tax purposes) by an Alliance stockholder will be the same as the basis of the Alliance Common Stock surrendered pursuant to the Alliance Merger in exchange therefor; and (5) the holding period of the shares of Company Common Stock to be received by a stockholder of Alliance will include the period during which the stockholder held the shares of Alliance Common Stock surrendered in exchange therefor, provided the Alliance Common Stock surrendered is held as a capital asset at the Effective Time.

An Alliance stockholder who receives solely cash (including cash received, if any, as a result of exercising dissenters’ rights) in exchange for all of such stockholder’s shares of Alliance Common Stock pursuant to the Alliance Merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder’s aggregate tax basis for such shares of Alliance Common Stock, which gain or loss will be long-term capital gain or loss if such shares of Alliance Common Stock were held for more than one year. If, however, any such Alliance stockholder constructively owns shares of Alliance Common Stock that are exchanged for shares of Company Common Stock in the Alliance Merger or owns shares of Company Common Stock actually or constructively after the Alliance Merger, the attribution to the stockholder of such stock may prevent the transaction from qualifying for capital gain rates and instead result in any gain being treated as the distribution of a dividend, which is taxed at preferential income tax rates. Under the constructive ownership rules under the Internal Revenue Code, a stockholder may be treated as owning stock that is actually owned by another person or entity. Alliance stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of Alliance Common Stock will be treated as a dividend.

An Alliance stockholder who receives both Company Common Stock and cash consideration in exchange for all of his or her shares of Alliance Common Stock generally will recognize gain, but not loss, to the extent of the lesser of: (1) the excess, if any, of (a) the sum of the aggregate fair market value of the Company Common Stock received (including any fractional share of Company Common Stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of Company Common Stock) over (b) the stockholder’s aggregate tax basis in the shares of Alliance Common Stock exchanged in the Alliance Merger; and (2) the amount of cash received by such stockholder. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Alliance Common Stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Internal Revenue Code, in which case such gain will be treated as a dividend to

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the extent of such stockholder’s ratable share of the undistributed accumulated earnings and profits of Alliance. Alliance stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their Alliance Common Stock will be treated as a dividend. Such stockholder’s aggregate tax basis in the Company Common Stock received pursuant to the Alliance Merger will equal such stockholder’s aggregate tax basis in the shares of Alliance Common Stock being exchanged, reduced by any amount allocable to a fractional share interest of Company Common Stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by such stockholder in the Alliance Merger (including any portion of such gain that is treated as a dividend).

The Connecticut Bancshares Merger and the SBM Bank Merger

For tax purposes, the Connecticut Bancshares Merger, the SBM Bank Merger and the Liquidation must be examined separately. The Connecticut Bancshares Merger will be considered as the acquisition of all the outstanding shares of common stock of Connecticut Bancshares by the Company in exchange for cash in a transaction which constitutes a “qualified stock purchase” within the meaning of Section 338 of the Code (the “Qualified Stock Purchase”). The SBM Bank Merger will be a “statutory merger” within the meaning of Section 368 of the Code. The Liquidation will be the liquidation of Connecticut Bancshares, as a wholly-owned subsidiary of the Company, by means of a merger of Connecticut Bancshares into the Company in a transaction which constitutes a liquidation of a subsidiary within the meaning of Section 332 of the Code.

The Qualified Stock Purchase

Section 338(d)(3) of the Code defines the term “qualified stock purchase” to mean “any transaction or series of transactions in which stock representing at least 80 percent of the total voting power and value of the stock of a corporation. . . is acquired by another corporation by purchase” during an “acquisition period” of up to 12 months in length. The Company will acquire 100 percent of Connecticut Bancshares’ outstanding stock within a 12 month period and, accordingly, the acquisition of such stock will constitute a “qualified stock purchase,” as defined by Code Section 338(d)(3).

The Internal Revenue Service has ruled that the transitory existence of a corporation’s wholly-owned subsidiary, and its merger into a target corporation in order to facilitate the acquisition of all the stock of the target corporation, will be ignored for tax purposes. See Rev. Rul. 90-95, 1990-2 C.B. 67; Rev. Rul. 73-427, 1973-2 C.B. 301. The holdings of Revenue Rulings 90-95 and 73-427 are applicable in the present case inasmuch as Interim will conduct no business and will have no income or operating assets prior to consummation of its merger into

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Connecticut Bancshares. Accordingly, the merger of Interim into Connecticut Bancshares will be disregarded and the transaction will be treated for federal income tax purposes as an acquisition by the Company of 100% of the common stock of Connecticut Bancshares.

Following the merger of Interim into Connecticut Bancshares, the Company will acquire a basis in the shares of common stock of Connecticut Bancshares equal to its cost under Section 1012 of the Code. The Company’s basis in Connecticut Bancshares’ common stock will not be reflected in the basis of Connecticut Bancshares’ assets in the hands of Connecticut Bancshares, unless the Company makes an election pursuant to Section 338(g) of the Code or is deemed to have made such an election under Section 338(e) of the Code. The Company has represented that it will not make an election under Section 338(g) of the Code. Moreover, under Section 1.338-4 of the Treasury Regulations, the Company will not be deemed to have made an election under Section 338(e) of the Code. Therefore, Connecticut Bancshares will have a carryover basis in its assets following its merger with Interim equal to its basis in such assets prior to its acquisition by the Company.

Connecticut Bancshares’ tax attributes (other than its net operating loss carryforwards and built-in losses under Code Section 382, if any, and its excess credits and net capital losses under Code Section 383, if any) will be unaffected by the Company’s acquisition of the common stock of Connecticut Bancshares. Since the Connecticut Bancshares Merger will be limited to an acquisition of the common stock of Connecticut Bancshares, Connecticut Bancshares’ business will remain insulated from the transfer of ownership and control of Connecticut Bancshares involved in the Connecticut Bancshares Merger. Connecticut Bancshares’ net operating loss carryforwards and/or built-in losses, if any, will be subject to limitation under Section 382 of the Code following the acquisition of the common stock of Connecticut Bancshares by the Company. Connecticut Bancshares’ excess credits and net capital losses, if any, will be subject to limitation under Code Section 383 of the Code following the acquisition of the common stock of Connecticut Bancshares by the Company.

For federal income tax purposes, Connecticut Bancshares’ stockholders will recognize gain or loss on the sale of their shares of common stock of Connecticut Bancshares to the Company. The amount of gain, under Section 61(a)(3) of the Code, or loss, under Section 165(a) of the Code, is the difference between each stockholder’s adjusted basis in the shares of Connecticut Bancshares common stock (normally the cost under Section 1012 of the Code) and the amount realized (i.e., $52.00 per share, as adjusted). See Sections 302 and 1011 of the Code. Gain or loss will be capital gain or loss as long as the common stock was a capital asset in the hands of the stockholder and long-term capital gain or loss if the common stock of Connecticut Bancshares has been held for the applicable holding period (generally more than one year).

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The SBM Bank Merger

Section 368(a)(1)(A) of the Code defines the term “reorganization” to include a “statutory merger or consolidation” of corporations such as the SBM Bank Merger. Section 1.368-2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. The Alliance Merger Agreement provides that the SBM Bank Merger will be accomplished in accordance with applicable federal and state law.

Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, certain other conditions must be satisfied in order to qualify a proposed transaction as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The “business purpose test,” which requires a proposed merger to have a bona fide business purpose, must be satisfied. See 26 C.F.R. Section 1.368-1(c). Based on the representations made in the Connecticut Bancshares Representation Letter, we believe that the SBM Bank Merger will satisfy the business purpose test. The “continuity of business enterprise test” requires an acquiring corporation either to continue an acquired corporation’s historic business or use a significant portion of its historic assets in a business. See 26 C.F.R. Section 1.368-1(d). We believe that the continuity of business enterprise test will be satisfied because the business conducted by SBM prior to the SBM Bank Merger will continue to be conducted by the Bank following the SBM Bank Merger.

Section 361 of the Code provides that no gain or loss shall be recognized to a corporation which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization such as the Connecticut Bancshares Merger Agreement. Section 1032 of the Code states that no gain or loss shall be recognized to a corporation on the receipt of property in exchange for common stock.

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The Liquidation

Section 332 of the Code provides that no gain or loss shall be recognized on the receipt by a parent corporation of property distributed in complete liquidation of a subsidiary corporation. Section 332 of the Code applies if: (1) the parent corporation is, on the date of the adoption of the plan of liquidation and at all times until the receipt of the liquidating distribution, the owner of stock in a subsidiary corporation representing at least 80 percent of the total voting power and value of such subsidiary stock; (2) the distribution by the subsidiary is in complete cancellation or redemption of all its stock; and (3) the distribution of all of the subsidiary’s property occurs within the taxable year in which the plan of liquidation is adopted. In that case, the adoption by the stockholders of a resolution authorizing the distribution of all the assets of the liquidating corporation in complete cancellation or redemption of all its stock is considered an adoption of a plan of liquidation, even though no time for the completion of the transfer of the property is specified in the resolution. See Section 332(b) of the Code.

Applied to the Liquidation of Connecticut Bancshares, Section 332 of the Code requires that the Company acquire at least 80 percent of the voting power and value of the stock of Connecticut Bancshares before it adopts the Liquidation Agreement, pursuant to which Connecticut Bancshares will be liquidated into the Company in complete cancellation of all of Connecticut Bancshares’ stock. These requirements of Section 332 of the Code will be satisfied in the Liquidation since the Company will acquire 100% of the stock of Connecticut Bancshares by means of the Qualified Stock Purchase prior to adopting the Liquidation Agreement.

Section 334(b)(1) of the Code provides that in the case of a liquidation to which Section 332 of the Code applies, the basis of the property in the hands of the distributee shall be the same as it was in the hands of the liquidating corporation. Accordingly, the Company’s basis in the assets to be acquired from Connecticut Bancshares will equal Connecticut Bancshares’ basis in those assets prior to its liquidation. As indicated above, Connecticut Bancshares’ basis in its assets prior to its liquidation will be a carryover basis equal to its basis in its assets prior to its merger with Interim. Accordingly, upon the completion of the Qualified Stock Purchase and the Section 332 Liquidation, the Company will hold Connecticut Bancshares’ assets with a basis equal to Connecticut Bancshares’ basis in its assets prior to the Liquidation.

Section 381 of the Code provides that, in the case of a transaction to which Section 332 of the Code applies, the surviving corporation shall succeed to and take into account the accounting and tax attributes of the liquidating corporation. Section 381 of the Code and the related Treasury Regulations provide, among other things, that the liquidating corporation’s earnings and profits, and its method of accounting, shall carry over to the acquiring corporation.

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Based on the foregoing description of the Connecticut Bancshares Merger, the SBM Bank Merger, the Liquidation, the Bank Representation Letter and the Connecticut Bancshares Representation Letter, we are of the opinion that, for federal income tax purposes: (1) the formation of Interim and its merger with and into Connecticut Bancshares will be disregarded, the transaction will be treated as a purchase by the Company of the outstanding shares of Connecticut Bancshares (see 90-95, 1990-2 C.B. 67; Rev. Rul. 73-427, 1973-2 C.B. 301), and the purchase will be a qualified stock purchase within the meaning of Section 338(d)(3) of the Code; (2) the SBM Bank Merger will be a reorganization within the meaning of Section 368 of the Code; (3) no gain or loss will be recognized by (x) the Company, Interim or Connecticut Bancshares as a result of the Connecticut Bancshares Merger or (y) the Bank or SBM as a result of the SBM Bank Merger; (4) the merger of Connecticut Bancshares into the Company pursuant to applicable law will be a distribution by Connecticut Bancshares in complete liquidation within the meaning of Section 332 of the Code (see Section 1.332-2(d) of the Treasury Regulations); (5) no gain or loss will be recognized by the Company upon its receipt of the assets of Connecticut Bancshares distributed in complete liquidation of Connecticut Bancshares (see Section 332(a) of the Code); (6) no gain or loss will be recognized by Connecticut Bancshares on the distribution of its assets to the Company in complete liquidation (see Section 337(a) of the Code); (7) the basis of the assets of Connecticut Bancshares in the hands of the Company will be the same as the basis of those assets in the hands of Connecticut Bancshares immediately preceding the Liquidation (see Section 334(b)(1) of the Code); (8) the holding period of the assets to be received by the Company in complete liquidation of Connecticut Bancshares will include the period during which such property was held by Connecticut Bancshares (see Section 1223(2) of the Code); and (9) as provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Treasury Regulations, the Company will succeed to the earnings and profits, or deficit in earnings and profits, of Connecticut Bancshares as of the date of the Liquidation, subject to the limitations of Sections 382 and 383 of the Code.

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The opinions expressed above are limited to the income tax consequences of the Conversion, the Mergers, the Connecticut Bancshares Merger and the SBM Bank Merger under the Subject Laws. Further, our opinions are based on research of the Code, applicable Treasury Regulations, current published administrative decisions of the Internal Revenue Service, existing judicial decisions as of the date hereof, the Representation Letters and the accuracy of the facts set forth herein. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. We express no opinions other than those stated immediately above as our opinions. We hereby consent to the filing of this opinion as an exhibit to each of the Company’s two Registration Statements and the Bank’s Application for Conversion. We also consent to the references to this firm under the captions “Risk Factors - We Believe That Subscription Rights Have No Value For Tax Purposes, But The Internal Revenue Service May Disagree” and “The Conversion and the Offering - Tax Aspects of the Conversion and the Acquisitions” in the prospectus included in the Company’s Form S-1 and to the references to this firm under the captions “The Merger of Alliance into NewAlliance Bancshares and the Merger Agreement - Tax Aspects of the Conversion and the Alliance Merger” and “The New Haven Savings Bank Conversion and the Related Stock Offering by NewAlliance Bancshares - Tax Aspects of the Conversion and the Acquisitions” in the prospectus included in the Company’s Form S-4.

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

By:	/s/ Philip Ross Bevan
Philip Ross Bevan, a Partner